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                              EMPLOYMENT AGREEMENT



                  EMPLOYMENT AGREEMENT dated as of September 25, 1996 between Peter J. Jegou ("Executive") and Creative Learning Products, Inc., a New Jersey corporation (the "Company").


                              W I T N E S S E T H:

                  WHEREAS, the Company desires to secure the Executive's employment with the Company upon the terms, conditions and provisions hereinafter set forth; and

                  WHEREAS, the Executive desires to commit himself to serve the Company upon the terms, conditions and provisions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Employment of Executive.

                           Employer hereby agrees to employ Executive, and
Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth.

                  2. Employment Period.

                           The term of Executive's employment under this
Agreement (the "Employment Period") shall commence as of August 7, 1996 and, subject to earlier termination as provided in Section 7, shall terminate on August 6, 1999 (the "Expiration Date").

                  3. Positions, Duties and Responsibilities.

                           (a)      During the Term of Employment, the Executive
shall be employed as Chairman, Chief Executive Officer and President of the Company and shall be responsible, subject to the control of the Board of Directors of the Company (the "Board"), for the establishment and implementation of corporate policy and general management of the Company. In that capacity the Executive shall have the duties and responsibilities normally associated with the positions of the Chairman, Chief Executive Officer and President. It is the intention of the Parties that the Executive also serve as a member of the Board during the Employment Period and, in this connection, shall use its best efforts to continue his election thereon. The Executive, in

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carrying out his duties, under this Agreement, shall report to, and be subject to the supervision of, the Board.

                           (b) The Executive shall devote all of his
professional time, energy and skill to the affairs of the Company and to the promotion of its interests on a full-time basis and will render such services to the best of the Executive's ability.

                           (c) Anything herein to the contrary notwithstanding,
nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations not engaged in competition with the Company or any subsidiary thereof or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) managing his personal investments and affairs and (iv) being involved in other business transactions, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as the Company's Chairman, Chief Executive officer and President.

                  4. Base Salary.

                  The Executive shall be paid a Base Salary at the annualized rate of $200,000, payable in accordance with the regular payroll practices of the Company for executive officers thereof, but in no event shall he be paid less frequently than monthly. The Company may deduct from payments of the salary during the Employment Period the amount of any applicable withholding taxes and any payments received by the Executive as disability payments under any policy or program for which the Company pays the premiums or other costs or which the Executive receives as Social Security or other disability benefits.

                  5. Annual Bonus.

                  The Executive shall be entitled to be considered for receipt of an annual bonus, the amount, if any, of which shall be determined by the Board in its sole discretion.

                  6. Other Bonus.

                  Effective August 7, 1996, in consideration for Executives services in developing alternative gaming products for the Company, the Company grants to Executive a Common Stock purchase warrant to purchase 1,500,000 shares of the Common Stock, no par value, of the Company at an exercise price of $0.75 per share and expiring on August 6, 1999.


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                  7. Events of Termination.

                           In the event that (a) the Executive breaches any
term or condition of this Agreement and such breach is not cured by the Executive within 30 days after notice thereof; or (b) engages in conduct detrimental to the Company as determined by the Board; or (c) in the event of his death; or (d) in the event the Executive becomes disabled for a period of four (4) consecutive weeks, then in any such event the Company shall have the right to terminate this agreement upon five (5) days' written notice to him, at which time this Agreement shall come to an end and be of no further force and effect.

                  8. Non Competition and Confidentiality.

                           (a) During the Employment Period, and for a period of
three (3) years after the termination thereof, the Executive covenants and agrees that he shall not:

                                    (i) directly or indirectly own any interest
in, manage, operate, join, control, participate in, invest in, or otherwise be connected in any manner with, whether as an officer, director, employee, partner, investor, agent or otherwise, any business entity which is engaged in the business that the Company or any subsidiary thereof engages or has engaged in during the Employment Period in any territory or geographic area where a material portion of the Company's or such subsidiary's business was conducted during the Employment Period; provided, however, that nothing contained in this Subsection 8(a)(i) shall preclude the Executive from owning up to five percent (5%) of the issued and outstanding shares of publicly traded common stock of a corporation engaged in the business conducted by the Company or any subsidiary thereof; or

                                    (ii) employ, offer to employ or otherwise
engage, solicit for employment or advise or recommend to any other person or entity that such person or entity employ or offer to employ or otherwise engage, any person or entity who during the Employment Period is or has been an employee, sales representative or agent of, or consultant to, the Company or any subsidiary thereof, except with the prior consent of the Company or except for any members of the Executive's family.

                           (b) The Executive agrees that all Proprietary
Property (as hereinafter defined) discovered, developed, created or conceived by the Executive at any time during the Employment Period for the Company or any subsidiary thereof shall be the exclusive property of the Company or such subsidiary and the Executive hereby irrevocably assigns and transfers to the Company all Proprietary Rights (as hereinafter defined), Proprietary Property and confidential or proprietary material pertaining thereto. The Executive agrees that he shall not at any time

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during or subsequent to the Employment Period use any Proprietary Information
(as hereinafter defined) for his own benefit or for the benefit of any person other than the Company or any subsidiary thereof. The Executive further agrees that he shall not at any time during or subsequent to the Employment Period disclose or otherwise make available any of the Proprietary Information to any person other than the Company or a subsidiary thereof and the officers and other agents thereof authorized to have access to such information, except with the prior consent of the Company or unless the Executive is required to disclose or make available any such Proprietary Information by a final, non-appealable order of a court of competent jurisdiction in a proceeding of which the Company had adequate notice and at which the Company had an opportunity to be heard.

                                    (i) "Proprietary Property" shall mean any
invention, product, know-how, formula, process, design, concept, idea or other creation which may be commercially exploited and is related to any business conducted by the Company or any subsidiary thereof at any time during the Employment Period.

                                    (ii) "Proprietary Right" shall mean any
patent, letters patent, copyright or application for the registration thereof, trade name, trademark or application for the registration thereof, or any other industrial or commercial property right of whatsoever nature, kind or description pertaining to any Proprietary Property.

                                    (iii) "Proprietary Information" shall mean
any of the Company's or a subsidiary's data, knowledge, trade secrets, inventions, products, know-how, formulas, processes, designs, concepts, ideas or other creations of whatsoever nature, kind or description which is (a) acquired by the Executive during the Employment Period or prior thereto and (b) of a secret and confidential nature and not in the public domain.

                           (c) The Executive expressly agrees and acknowledges
that any breach or threatened breach by him of this Section 8 will cause irreparable damage to the Company for which monetary damages will not be an adequate remedy, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in addition to all of the rights and remedies of the Company under this Agreement, including, but not limited to, the right to the recovery of monetary damages from the Executive, the Company shall be entitled, and the Executive hereby consents, to issuance by any court of competent jurisdiction of temporary, preliminary and permanent injunctions, without bond, enjoining any such breach or threatened breach by the Executive. In the event that the Company obtains injunctive relief against the Executive in respect of a violation of this Section 8, the Executive's remedies shall be limited to, dissolution of any injunction or

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order, if warranted, upon a duly held hearing in a court of competent jurisdiction and damages for wrongful issuance of any such injunction.

                           (d) The parties hereto hereby agree and acknowledge,
after adequate opportunity to consult with counsel, that the duration, scope and geographic area applicable to the restrictions set forth in this Section 8 are fair, reasonable and necessary. The consideration provided for in Sections 4, 5 and 6 hereof is sufficient and adequate to compensate the Executive for agreeing to the restrictions contained in this Section 8. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

                  9. Miscellaneous.

                           (a) Each notice or other communication relating to
his Agreement (hereinafter a "notice") shall be in writing and delivered in person, by registered or certified mail, return receipt requested, or by reputable overnight courier to the applicable party hereto at the address of such party set forth below, or to such other address as either party hereto shall designate by notice to the other party hereto. Each notice shall be deemed to have been effectively given when delivered in person or, if mailed, on the third business day after mailing to the proper address, or if sent by overnight courier, on the second business day after deposit with such courier.

                           If to the Company:

                                Creative Learning Products, Inc.
                                150 Morris Avenue
                                Springfield, New Jersey 07081

                           If to Executive:

                                 Peter J. Jegou
                                 1866 Mountain Top Road
                                 Bridgewater, New Jersey 08807

                           (b) This Agreement shall be governed by, and
construed in accordance with, the laws of the State of New Jersey applicable to contracts executed and to be fully performed therein, without regard to principles of conflicts of laws.

                           (c) This Agreement shall inure to the benefit of, and
be binding upon, the parties hereto and each successor of the Company. The Executive may not assign, delegate or hypothecate in any manner any of his obligations hereunder.


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                           (d) Except as specifically provided in Section 8(d)
hereof, if any term, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, the remainder hereof, or the application of such term, condition or provision to persons or circumstances other than those as to which it is held invalid, shall be unaffected thereby, and each term, condition and provision of this Agreement shall be enforced to the fullest extent permitted by law.

                           (e) This Agreement may not be modified or amended
except in a writing signed by the party hereto against whom such amendment or modification is sought to be enforced.

                           (f) The agreements contained in Section 8 hereof
shall survive the termination of the Employment Period.

                           (g) The headings in this Agreement are solely for
convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                           (h) This Agreement constitutes the entire agreement
of the parties hereto with respect to the subject matter contained herein and supersedes and replaces any and all prior negotiations, understandings and agreements, written or oral, between the parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.


                                             CREATIVE LEARNING PRODUCTS, INC.


                                             By:___________________________
                                                  CHIEF FINANCIAL OFFICER



                                                ____________________________
                                                       PETER J. JEGOU


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